Exhibit 10.3

AMARIN CORPORATION PLC 2020 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This AWARD AGREEMENT (the “Agreement”) is entered into and made effective as of [ ], 20[ ], by and between Amarin Corporation plc (the “Company”) and [ ] (“Participant”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Amarin Corporation plc 2020 Stock Incentive Plan (the “Plan”), which is incorporated by this reference in its entirety. The Company hereby grants to the Participant an award (this “Award”) of restricted stock units (“RSUs”) as set forth below. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. Further, the Company may modify this Agreement and this Award to the extent necessary to fulfill this intent.

Number of RSUs: [ ]

Grant Date: [ ]

Date Award Vests:	The RSUs shall vest pursuant to the following table, subject to the Participant’s Continuous Status as an Employee or Consultant through each such date:

Number of RSUs	Vesting Date
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

Vesting: Upon vesting of each RSU, the Participant shall be entitled to a payment equal to the Fair Market Value of one Share. The payment shall be paid to the Participant in Shares, such that the requirements of Section 580 of the Companies Act 2006 are satisfied (being that no Shares are issued for a consideration of less than their nominal value).

Termination: Notwithstanding anything in Section 8 of the Plan to the contrary, in the event of termination of the Participant’s Continuous Status as an Employee or Consultant, any RSUs that have not vested will lapse immediately; provided, however, in the event that such termination is due to the Participant’s death, 100% of the unvested RSUs shall vest in full upon the Participant’s death.

Dilution Protection: The Plan contains detailed provisions for adjustments in the number and price of Shares for various corporate events, such as a change in capitalization, or a corporate transaction.

Withholding: The Company has the right to reduce the amount of Shares to be delivered to the Participant upon vesting by the number of Shares with an aggregate fair market value equal to the up to the maximum amount of withholding taxes that the Company is required to withhold.

Stockholder Rights: The Award itself does not confer the rights of the underlying Shares which are the subject of the Award. Shareholder rights derive only from Share ownership.

Contract: This Agreement and the Plan constitute the entire agreement between you and the Company with regard to the Award described herein, and may not be modified or amended except in a writing duly executed by the Participant and an executive officer of the Company.

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Applicable Law: The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. The laws of the State of New York govern the terms and conditions of the RSUs, the Plan, and any construction or interpretation of the same.

Conflict: In the event of a conflict between the provisions of this Agreement and the Plan, the Plan shall control. A copy of the Plan is available from the Company Secretary at the Company’s U.S. headquarters.

Administration: The Committee will administer the Plan.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the day and year first written above.

AMARIN CORPORATION plc PARTICIPANT

By: _________________________________ Signature: _______________________________

Name: [ ]Name: [ ]

Title: [ ]

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